Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of First United Corporation of our report dated March 9, 2006 with respect to the consolidated statements of income, shareholders’ equity, and cash flows of First United Corporation for the year ended December 31, 2005, included in this Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Form S-3 relating to First United Corporation’s Dividend Reinvestment and Stock Purchase Plan (No. 033-26248);

Form S-8 relating to the First United Corporation Omnibus Equity Compensation Plan (No. 333-143296).

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 7, 2008